EXHIBIT 99.1

CONTACT: Charles R. Tutterow

Executive Vice President

and Chief Financial Officer

864/239-3915

JPS INDUSTRIES, INC. REPORTS FIRST QUARTER RESULTS

GREENVILLE, S.C. March 11, 2004—JPS Industries, Inc. (NASDAQ/SC: JPST) today announced results for the first quarter ended January 31, 2004.

For the first quarter of fiscal 2004, JPS reported a net loss of $0.2 million, or $(0.02) per diluted share, on sales of $31.2 million compared with a net loss of $0.6 million, or $(0.06) per diluted share, on sales of $28.8 million in the first quarter of fiscal 2003. For the quarter, sales increased 8.3%, while operating income was $22,000 compared with a net loss of $0.8 million in the first quarter of fiscal 2003.

Michael L. Fulbright, JPS’s chairman, president and chief executive officer, stated, “We are pleased that the improvement in our operating results continue a trend that began in middle of 2003. Revenue line growth coupled with strong cost controls allowed each of our businesses, Stevens® Roofing, Stevens® Urethane and JPS Glass to improve their operating results over the prior year. These results can be attributed to market share growth countering continued lackluster demand in the commercial construction and electronics markets and an overall improvement in our manufacturing operations that offset ongoing price pressures. Overall, this represents a solid performance in what can best be described as very challenging market and economic conditions.”

Commenting further, Charles R. Tutterow, JPS’s executive vice president and chief financial officer stated, “As we previously announced, the Company’s stock began trading on The Nasdaq SmallCap Market effective March 9, 2004, and we are pleased to be able to provide this market continuity for our shareholders.”

In conclusion, Mr. Fulbright stated, “We expect the trend of gradual improvement to continue; however, uncertainty in some markets and forward visibility in all markets remain at such levels as to make quarterly forecast an impractical exercise. That said, we are confident that our solid market positions, our competitive cost structures and our solid balance sheet give us much flexibility and leverage to take advantage of any overall market strengthening and other growth opportunities as they appear in each of our businesses.”

JPS Industries, Inc. is a major U.S. manufacturer of extruded urethanes, polypropylenes and mechanically formed glass substrates for specialty industrial applications. JPS specialty industrial products are used in a wide range of applications, including: printed electronic circuit boards; advanced composite materials; aerospace components; filtration and insulation products; surf boards; construction substrates; high performance glass laminates for security and transportation applications; plasma display screens; athletic shoes; commercial and institutional roofing; reservoir covers; and medical, automotive and industrial components. Headquartered in Greenville, South Carolina, the Company operates manufacturing locations in Slater, South Carolina; Westfield, North Carolina; and Easthampton, Massachusetts.

This press release contains statements that are forward-looking statements regarding future events. These statements are only predictions and there are a number of important factors that could cause future events to differ materially from those expressed in any such forward-looking statements. These factors include, without limitation, the general economic and business conditions affecting the Company’s industries, actions of competitors, changes in demand in certain markets, the Company’s ability to meet its debt service and pension plan obligations (including its ability to meet the financial covenant obligations in its Credit Agreement and negotiate a new credit facility upon maturity of its existing credit facility), the Company’s ability to realize its deferred tax asset, the seasonality of the Company’s sales, the volatility of the Company’s raw material, claims and energy costs, the Company’s dependence on key personnel and certain large customers, and other risk factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise. JPS Industries, Inc. is not responsible for changes made to this document by wire services or Internet services.

JPS INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	January 31, 2004	February 1, 2003
NET SALES	$31,208	$28,779
COST OF SALES	26,438	25,207

Gross profit	4,770	3,572
SELLING, GENERAL & ADMINISTRATIVE EXPENSES	4,748	4,395

Operating income (loss)	22	(823)
Interest expense	189	155

Income (loss) before income taxes	(167)	(978)
Provision (benefit) for income taxes	0	(381)

Net income (loss)	$(167)	$(597)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	9,319,259	9,293,009

Diluted	9,319,259	9,293,009

Basic loss per common share	$(0.02)	$(0.06)

Diluted loss per common share	$(0.02)	$(0.06)

Depreciation	$1,321	$1,383

Capital expenditures	$59	$55

Cash taxes paid	$0	$27

JPS INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 31, 2004	November 1, 2003
	(Unaudited)
ASSETS
Current assets:
Cash	$367	$661
Receivables	17,946	20,070
Inventories	15,764	13,613
Prepaid expenses and other	4,985	3,468

Total current assets	39,062	37,812

Property, plant and equipment, net	32,523	33,788
Other assets	11,783	11,771

Total assets	$83,368	$83,371

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,579	$10,062
Accrued salaries, benefits and withholdings	1,328	1,017
Accrued pension costs	5,963	7,446
Other accrued expenses	6,719	3,997
Current portion of long-term debt	13,886	722

Total current liabilities	36,475	23,244

Long-term debt	955	14,046
Deferred revenue and postemployment liabilities	41,069	41,045

Total liabilities	78,499	78,335

Shareholders’ equity:
Common stock par value	100	100
Additional paid-in capital	123,332	123,332
Treasury stock (at cost)	(1,895)	(1,895)
Additional minimum pension liability	(49,835)	(49,835)
Accumulated deficit	(66,833)	(66,666)

Total shareholders’ equity	4,869	5,036

Total liabilities and shareholders’ equity	$83,368	$83,371